Allianz Life Insurance Company of North America
[5701 Golden Hills Drive]
[Minneapolis, MN 55416-1297]
[800.950.1962]

Deferred Fixed Annuity Contract

This contract guarantees payment of the Monthly Benefit to you over the life of the Covered Person in the event the Designated Account value falls below the Required Minimum before the Maturity Date and while this contract is still in force.  In order to receive the full benefit of this contract, you must comply with all terms as described in this contract.

There is no cash surrender value or death benefit under this contract, unless amended by any applicable rider.  Your Designated Account is not an account of the Company, and the investments of your Designated Account are not assets of the Company.  Your Designated Account is subject to your agreement with the Selling Firm.   This contract is nonparticipating.

In consideration of your application and the payment of Total Contract Charges, we agree to pay to you the Monthly Benefit according to the terms of this contract. Alternatively, we agree to make annuity payments to you if you elect to apply all of your Designated Account value to the Optional Fixed Annuity.

Signed for the Company at its home office on the Contract Date.

[			]
	Maureen A. Phillips Secretary	Gary Bhojwani President

Right to Examine:  Within 20 days after receiving this contract, if you are dissatisfied for any reason, this contract may be returned to your financial professional or to us. Within 10 days of our receipt of this contract we will void this contract and mail a refund of any Total Contract Charges paid.

NOTICE:  The laws of the State of Georgia prohibit insurers from unfairly discriminating against any person based upon his or her status as a victim of family violence.

This is a legal contract between you and the Company.

Read this contract carefully.

C1000-GA

Guide to Contract Provisions

Contract Schedule	3

Definitions	4

Designated Account	8
Additional Investments to the Designated Account	8
Withdrawals from the Designated Account	8
Excess Withdrawals	8
Permitted Withdrawals	9
Processing Multiple Transactions that occur on the same Business Day	9
Cancelling a Permitted Withdrawal or Excess Withdrawal	9

Monthly Benefit	10
Monthly Benefit and Monthly Benefit Start Date	10

Benefit Base	11

Optional Fixed Annuity	12

Total Contract Charges	13
Insurance Charges	13
Administrative Charges	13
Contract Maintenance
Charge	13
Payment of Total Contract Charges	13
Grace Period	14

Termination	15
Contract Termination	15
Right to Reinstate	15
Right to Reapply	15
Error or Incorrect Information	15

Ownership	16
Change of Contract Owner, Covered Person, or Annuitant	16
Divorce	16
Death of a Joint Covered Person	16
Assignment of the contract	16

General Provisions	17

C1000-GA                                                                               2

Definitions

Some of the terms found in this contract are defined below.  Additional terms are defined throughout this contract where they are used.  Section titles, provision titles, and terms used on the Contract Schedule are also capitalized to help you easily recognize them.

We, Our, Us and the Company
Allianz Life Insurance Company of North America.

You, Your, Owner
The person entitled to the ownership rights of this contract.  The Owner must be an owner of the Designated Account.  The Owner is shown on the Contract Schedule.

If there are joint owners of the Designated Account, either joint owner may be named Owner of the contract; both joint owners may be named Joint Owners of the contract if they are Spouses.  If Joint Owners are named, any reference to “Owner" means "Joint Owner".

Age
An individual’s age on his or her most recent birthday.

Annuitant
The person upon whose Age and lifetime we base annuity payments if you apply the Designated Account value to the Optional Fixed Annuity.  If the Annuitant dies before the Annuity Date, a new Annuitant may be appointed subject to our approval.  However, if the Annuitant is the sole Covered Person and dies before the Annuity Date, this contract terminates.  The Annuitant is shown on the Contract Schedule.

At all times, the Annuitant must be an Owner, unless the Owner is a non-individual.  If the Owner is a non-individual, the Annuitant must be an individual with beneficial interest in your Designated Account.  At all times, the Annuitant must be a Covered Person.

Annuity Date
The day annuity payments begin if you apply the Designated Account value to the Optional Fixed Annuity.

Beneficiary
The person or entity you name to receive any lump sum refund of the Final Premium that we may pay if the last surviving Covered Person dies on or after the Benefit Determination Date.  Subject to our approval, you may change the Beneficiary if he/she is not a Covered Person by sending us Notice.

Benefit Base
An amount we use to determine the Permitted Withdrawal Limit, Monthly Benefit, and contract fees.

Benefit Determination Date
The day the Benefit Grace Period expires so long as this contract is in force and the Benefit Base is greater than zero.  If that day is not a Business Day, the Benefit Determination Date is on the next Business Day.

Benefit Grace Period
Before the Maturity Date, this is the period that begins on the day we send you notice that your Designated Account value has fallen  below the Required Minimum.  The Benefit Grace Period is shown on the Contract Schedule.

Business Day
Each day (i) the Program Sponsor is open for business, (ii) we are open for business, and (iii) the New York Stock Exchange is open for trading.  Our Business Day closes when regular trading on the New York Stock Exchange closes.

Contract Anniversary
The day that occurs on the same day and in the same month as the Contract Date for each Contract Year.  The first Contract Anniversary is 12 months after the Contract Date.  If that day is not a Business Day or does not exist in a given month, the Contract Anniversary is on the next Business Day.

C1000-GA                                                                           4

Definitions continued from the previous page

Contract Date
The first day this contract is effective.  The Contract Date is shown on the Contract Schedule.

Contract Year
The first Contract Year begins on the Contract Date.  Subsequent Contract Years begin on the Contract Anniversaries.  All Contract Years end on the last Business Day before the next Contract Anniversary.

Covered Person
The person on whose Age and lifetime we base the Monthly Benefit.  We determine the Covered Person on the Contract Date.  The Covered Person is shown on the Contract Schedule.

For single life Monthly Benefits.
•	If the contract is solely owned, the Covered Person is the Owner.
•	If the contract is jointly owned, you may be able to choose which Joint Owner is the Covered Person.
•	If the contract is owned by a non-individual, the Covered Person is the Annuitant.

For joint life Monthly Benefits, you and your Spouse are the Covered Persons.

For joint life Monthly Benefits under contracts that are not qualified under the tax code.
•	Spouses must be Joint Owners; or
•	One Spouse must be the sole Owner and Annuitant and the other Spouse must be the sole primary Beneficiary.

For joint life Monthly Benefits under contracts that are qualified under the tax code.
•	One Spouse must be the sole Owner and Annuitant and the other Spouse must be the sole primary Beneficiary; or
•	One Spouse must be the Annuitant and the other Spouse must be the sole primary Beneficiary if the sole Owner is a non-individual; or
•	If we require a non-individual owner to be the sole primary Beneficiary, then one Spouse must be the Annuitant and the other spouse must be the sole contingent Beneficiary.

Spouses who are Joint Covered Persons must qualify as such under federal law until the Benefit Determination Date.  If at any time before the Benefit Determination Date you are no longer Spouses you must send us Notice.
A person no longer qualifies as a Covered Person and is removed from the contract if that person is no longer an Owner, Joint Owner, Annuitant, or Beneficiary as required above, or no longer has a beneficial interest in the Designated Account.

You can remove a Joint Covered Person by providing Notice.  You can only make this change once.

If you remove a Joint Covered Person from the contract, we change the Annual Insurance Charge Rate for joint life Monthly Benefits to the Annual Insurance Charge Rate for single life Monthly Benefits that is in effect at the time your request is effective.  We guarantee that if we increase the Annual Insurance Charge Rate, it will not exceed the Maximum Insurance Charge Rate shown on the Contract Schedule.

Subject to our approval, you may be able to add a Covered Person if you initially selected single life Monthly Benefits by providing Notice.  You can only make this change once.  The new Joint Covered Person must not be older than the Maximum Issue Age.

Before the Withdrawal Start Date, the new Joint Covered Person must have married the current sole Covered Person within 60 days before our receipt of a Notice.

On or after the Withdrawal Start Date, if the new Joint Covered Person is the minimum Exercise Age or older at the time he/she marries the current sole Covered Person, you can add him/her if the marriage occurred within 60 days before our receipt of a Notice.

On or after the Withdrawal Start Date, if the new Joint Covered Person has not reached the minimum Exercise Age at the time he/she marries the current sole Covered Person, you cannot add him/her until he/she reaches the Exercise Age and we must receive Notice within 60 days after their birthday.

If you add a Joint Covered Person to the contract, we change the Annual Insurance Charge Rate for single life Monthly Benefits to the Annual Insurance Charge Rate for joint life Monthly Benefits that is in effect at the time your request is effective.  We guarantee that if we increase the Annual Insurance Charge Rate, it will not exceed the Maximum Insurance Charge Rate shown on the Contract Schedule.

Joint life Monthly Benefits may not be available for some contracts that are owned by a non-individual.  The Covered Person is shown on the Contract Schedule.

C1000-GA                                                                               5

Definitions continued from the previous page

Current Treasury Rate
The Current Treasury Rate for the current week is calculated by reference to the Ten-year U.S. Constant Maturity Treasury rate from the end of the last Business Day of the prior week if we receive your Notice for Permitted Withdrawals by 4 p.m. Eastern Time on the last Business Day of the current week.  If we receive your Notice after 4 p.m. Eastern Time on the last Business Day of the week, we process your request using the Current Treasury Rate for the next week.

If the publication of the Ten-year U.S. Constant Maturity Treasury rate is discontinued, or if the calculation of the rate is changed substantially, we will seek regulatory approval to substitute a comparable rate.  When we receive approval, we will send you, and any assignee of record, notice of the substitution at your last known addresses.

Designated Account
An investment account established by you with the Selling Firm.

Due Date
Each Business Day we calculate and assess the Total Contract Charges.  The first Due Date is the Contract Date.  The Due Dates are shown on the Contract Schedule.  If that day is not a Business Day, the Due Date is on the next Business Day.  There are no more Due Dates on or after the Benefit Determination Date or on or after the Annuity Date.

Federal Tax Code
The Internal Revenue Code of 1986, as amended.

Final Premium
Your Designated Account value on the Benefit Determination Date.

Grace Period
The period of time allowed for payment of Total Contract Charges.

Joint Annuitant
We only allow Joint Annuitants if you apply your entire Designated Account value to the Optional Fixed Annuity.  You may only add a Joint Annuitant on the Annuity Date by sending us Notice.

Joint Owner
If there are two Owners of this contract, each Owner is a Joint Owner.  Joint Owners must be Spouses.  Joint Owners have equal ownership rights and both must authorize any exercise of those ownership rights unless we allow otherwise.

Joint Covered Person
If there are two Covered Persons, each Covered Person is a Joint Covered Person.  Joint Covered Persons must be Spouses and must have a beneficial interest in your Designated Account.

Maturity Date
The Business Day that this contract terminates if your Designated Account value is greater than or equal to the Required Minimum, and you elect not to begin annuity payments.  The Maturity Date is shown on the Contract Schedule. If that day is not a Business Day, the Maturity Date is on the next Business Day.

Required Minimum
The greater of the Minimum Value shown on the Contract Schedule or the Permitted Withdrawal Limit.

Monthly Benefit
The monthly lifetime income we pay beginning on the Monthly Benefit Start Date.

Monthly Benefit Start Date
The Business Day we begin paying the Monthly Benefit.  The Monthly Benefit Start Date is on the same day of the month as the Contract Date.  If that day is not a Business Day, or does not exist in a given month, the Monthly Benefit Start Date is on the next Business Day.

C1000-GA                                                                               6

Definitions continued from the previous page

Notice
Receipt of a written request satisfactory to the Company.

Permitted Withdrawal Limit
The maximum amount you may withdraw from your Designated Account each Contract Year before the Benefit Determination Date without reducing or eliminating the benefits under this contract.

Program Sponsor
The entity shown on the Contract Schedule.

Quarterly Anniversary
The day that occurs three, six, nine, and twelve calendar months after the Contract Date or any subsequent Contract Anniversary.

Quarterly Charges
The sum of the Insurance Charge and Administrative Charge.

Selling Firm
The financial institution through which you purchase a Contract and with which you have the Designated Account.

Spouses
Partners joined in marriage as defined by the Federal Tax Code.

Total Contract Charges
The sum of all Quarterly Charges, and the Contract Maintenance Charge.

Withdrawal Percentage
The rate we use to calculate the Permitted Withdrawal Limit and the Monthly Benefit.  The Withdrawal Percentage Table is shown on the Contract Schedule and is based on the Age of the younger Covered Person and the Current Treasury Rate.

Withdrawal Start Date
The Business Day we receive your Notice to begin Permitted Withdrawals and calculate the Permitted Withdrawal Limit.

C1000-GA                                                                               7

Designated Account

The Designated Account is an investment account you have established with the Selling Firm.  Your rights and obligations with respect to the Designated Account are set forth in your agreement with the Selling Firm.

The Selling Firm is responsible for providing us with daily data regarding your Designated Account.  We are not responsible for obtaining this information.  Your Designated Account must continually be in compliance with the Program Rules.  The Program Rules are shown on the Contract Schedule.

If you reallocate your Designated Account value so that it does not comply with the Program Rules, we send written notice and ask you to reallocate your Designated Account value to bring it into compliance with the Program Rules by the end of the Allocation Correction Period. If you fail to make this reallocation by the end of the Allocation Correction Period shown on the Contract Schedule, this contract terminates as of the end of the Allocation Correction Period.

If the Program Sponsor changes the Program Rules so that they no longer meet our standards we may, at our sole discretion, either:

i.	collaborate with the Program Sponsor to establish new Program Rules; or
ii.	terminate this contract if we cannot reach an agreement with the Program Sponsor to establish and maintain new Program Rules which meet our standards.

If the Program Rules change, we  send written notice to you.  You must reallocate your Designated Account value to comply with these changes by the end of the Required Allocation Period.   If you fail to make this reallocation by the end of the Required Allocation Period shown on the Contract Schedule, this contract terminates as of the end of the Required Reallocation Period.

If we terminate the contract, we send written notice to you.  You may be able to transfer your Designated Account value and Benefit Base to another program sponsor and/or Selling Firm and receive a new contract if other programs are available.  However, any new contract may have different features, charges, or guarantees.

Additional Investments to the Designated Account
The Initial Investment is your Designated Account Value as of the end of the last Business Day before the Contract Date. An Additional Investment is money you add to your Designated Account after the Contract Date.  Proceeds from the assets held in your Designated Account, including interest, dividends, interest and gains, are not Additional Investments.

The Initial Investment, plus the total Additional Investments, minus Excess Withdrawals and Permitted Withdrawals, may not exceed the Maximum Coverage Amount shown on the Contract Schedule unless approved by us.  If you make Additional Investments and exceed the Maximum Coverage Amount, we send written notice to you and ask you to remove the portion of the Additional Investment that exceeds the Maximum Coverage Amount from your Designated Account.  We do not consider this removal to be an Excess Withdrawal or Permitted Withdrawal.  If you fail to remove this amount by the end of the Investment Reversal Period shown on the Contract Schedule, this contract terminates as of the end of the Investment Reversal Period.

Withdrawals from the Designated Account
There are two types of withdrawals from your Designated Account: Permitted Withdrawals and Excess Withdrawals.  Deductions from the Designated Account to pay Total Contract Charges are not Permitted Withdrawals or Excess Withdrawals.

Excess Withdrawals
An Excess Withdrawal is the amount of any withdrawal you take from the Designated Account that, when added to other Designated Account withdrawals you took during the Contract Year, is greater than the Permitted Withdrawal Limit.  All withdrawals you take from the Designated Account prior to the Withdrawal Start Date are Excess Withdrawals.  An
Excess Withdrawal reduces the Benefit Base as shown in the Benefit Base section.

C1000-GA                                                                               8

.Designated Account continued from the previous page

Permitted Withdrawals
Permitted Withdrawals are withdrawals you take from your Designated Account on or after the Withdrawal Start Date that when added together do not exceed the Permitted Withdrawal Limit for a Contract Year.  We do not add any part of your Permitted Withdrawal Limit that you do not withdraw in a given Contract Year to the next Contract Year’s Permitted Withdrawal Limit.  Permitted Withdrawals do not reduce the Benefit Base or any future Monthly Benefit.

You can begin Permitted Withdrawals by providing Notice once the younger Covered Person reaches the Exercise Age shown on the Contract Schedule.  The Withdrawal Start Date is the date we receive your Notice.

We calculate the Permitted Withdrawal Limit on the Withdrawal Start Date and on each Contract Anniversary that occurs on or before the earlier of the older Covered Person’s Maximum Birthday or the Benefit Determination Date.  On the Withdrawal Start Date, the Permitted Withdrawal Limit is equal to the Withdrawal Percentage based on the Current Treasury Rate multiplied by the Benefit Base.

On each subsequent Contract Anniversary we calculate the Permitted Withdrawal Limit as follows.

First we adjust your Permitted Withdrawal Limit for Excess Withdrawals taken on or after the Withdrawal Start Date and during the last Contract Year.  We take your Permitted Withdrawal Limit from the prior Contract Anniversary (or the Withdrawal Start Date if this is the first Contract Anniversary after the Withdrawal Start Date), and reduce it by the percentage of Designated Account value withdrawn for each Excess Withdrawal taken during the prior Contract Year, determined at the end of each Business Day you took an excess Withdrawal.

We may then also increase your adjusted Permitted Withdrawal Limit to equal the result of your Designated Account value determined at the end of the prior Business Day, multiplied by the greater of:

a) the Withdrawal Percentage established on the prior Contract Anniversary (or the Withdrawal Start Date if          this is the first Contract Anniversary after the Withdrawal Start Date) or
   b) the Withdrawal Percentage based on the Current Treasury Rate that is in effect on the  Contract Anniversary.

If this contract terminates and you later reinstate it, on the Reinstatement Date, we set the Permitted Withdrawal Limit to zero, and we cancel the Withdrawal Start Date.

Processing Multiple Transactions That Occur on the same Business Day
If you make multiple Additional Investments and/or take multiple withdrawals on the same Business Day, we combine all these transactions together and process them as one net transaction. If the Additional Investments exceed the withdrawals, we process the transaction as an Additional Investment. If the withdrawals exceed the Additional Investments, we process the transaction as a Permitted Withdrawal and/or Excess Withdrawal as appropriate.

Cancelling a Permitted Withdrawal or Excess Withdrawal
You may cancel a Permitted Withdrawal or Excess Withdrawal by adding money to your Designated Account during the Withdrawal Reversal Period shown on the Contract Schedule.  We consider the added to the Designated Account, up to the amount withdrawn, to be a cancellation of the prior withdrawal and not an Additional Investment. We consider any amount added to the Designated Account in excess of the amount withdrawn to be an Additional Investment.  If the amount added to the Designated Account is less than the amount withdrawn, we cancel only the portion of Permitted Withdrawal or Excess Withdrawal that is equal to the amount added to the Designated Account.

C1000-GA                                                                               9

Monthly Benefit

If your Designated Account value falls below the Required Minimum, before the Maturity Date shown on the Contract Schedule, we send written notice to you and the Selling Firm.  You then have a Benefit Grace Period to decide whether or not you want to receive the Monthly Benefit.  The Benefit Grace Period is shown on the Contract Schedule.  We call the last day of the Benefit Grace Period the Benefit Determination Date.

If you take no action by the Benefit Determination Date, the Selling Firm will liquidate your Designated Account assets and send the money to us as the Final Premium.  On the Benefit Determination Date, we calculate the Monthly Benefit amount and determine the Monthly Benefit Start Date. The Monthly Benefit does not change after the Benefit Determination Date.

If the last surviving Covered Person dies on or after the Benefit Determination Date, we pay the Beneficiary the Final Premium minus the total Monthly Benefits paid to date.

Monthly Benefit and Monthly Benefit Start Date if the younger Covered Person has reached the Exercise Age by the Benefit Determination Date
If the Withdrawal Start Date has not occurred, the Monthly Benefit on the Benefit Determination Date is equal to the Benefit Base at the end of the prior Business Day multiplied by the Withdrawal Percentage based on the Current Treasury Rate that is in effect, divided by 12.  The Monthly Benefit Start Date is the Business Day immediately after the Benefit Determination Date.

If the Withdrawal Start Date has occurred, the Monthly Benefit on the Benefit Determination Date is equal to the Benefit Base at the end of the prior Business Day multiplied by the Withdrawal Percentage used to determine the Permitted Withdrawal Limit on the most recent Contract Anniversary, divided by 12.  We then determine the Monthly Benefit Start Date as follows.

If your total Permitted Withdrawal Limit from the prior Contract Anniversary is less than the total Permitted Withdrawals and/or Excess Withdrawals taken during the current Contract Year, then the Monthly Benefit Start Date is the next Contract Anniversary. Otherwise, we calculate the number of Monthly Benefits you are entitled to for the remainder of this Contract Year as:

(A – B) ÷ C, where:

A           =           Permitted Withdrawal Limit from the prior Contract Anniversary.
B           =           Total Permitted Withdrawals and/or Excess Withdrawals taken during the current Contract Year.
C           =           The Monthly Benefit determined on the Benefit Determination Date.

Next, we round this up to the next whole number and then decrease it to align with the actual number of months left in the Contract Year.  We determine the month we begin paying the Monthly Benefit by counting backwards from the next Contract Anniversary by the number of Monthly Benefits for the remainder of the Contract Year.

Monthly Benefit and Monthly Benefit Start Date if the younger Covered Person has not reached the Exercise Age by the Benefit Determination Date
We wait to determine the Monthly Benefit until the Monthly Benefit Start Date, which is the monthly anniversary that occurs on or after the younger Covered Person reaches the Exercise Age.  The monthly anniversary is the same day of the month as the Contract Date, or the next Business Day if that day is not a Business Day or if that day does not exist in that month.  On the Monthly Benefit Start Date, the Monthly Benefit is equal to the Benefit Base at the end of the last Business Day before the Benefit Determination Date, multiplied by the Withdrawal Percentage that was in effect on the Benefit Determination Date, divided by 12.

C1000-GA                                                                              10

Benefit Base

On the Contract Date, the Benefit Base is equal to the Designated Account value at the end of the prior Business Day.

At the end of each Business Day before the Withdrawal Start Date, we increase the Benefit Base by the amount of any Additional Investment and reduce it by the percentage of any Designated Account value withdrawn as an Excess Withdrawal.

On the Withdrawal Start Date, we compare the Benefit Base to the Designated Account Value using the values determined at the end of the prior Business Day and increase the Benefit Base to equal this Designated Account Value if it is greater.

On and after the Withdrawal Start Date, the Benefit Base only changes as follows:
If we increase the Permitted Withdrawal Limit on a Contract Anniversary, we set the Benefit Base on the Contract Anniversary equal to the Designated Account value determined at the end of the prior Business Day
•	If you make an Additional Investment, we increase the Benefit Base by the dollar amount of the investment, determined at the end of the Business Day we are informed of the investment.
•	If you take an Excess Withdrawal, we reduce the Benefit Base by the percentage of Designated Account value withdrawn, determined at the end of the Business Day we are informed of the withdrawal.
•	If you apply the Designated Account value to the Optional Fixed Annuity, we no longer calculate the Benefit Base on or after the Annuity Date.
•	If we begin paying the Monthly Benefit, we no longer calculate the Benefit Base after the Benefit Determination Date.

If this contract terminates and you later reinstate it, on the Reinstatement Date we set the Benefit Base equal to the Designated Account value determined at the end of the prior Business Day.

C1000-GA                                                                              11

Optional Fixed Annuity

At any time before the earlier of the Benefit Determination Date or the Maturity Date, you may request to begin fixed annuity payments under one of the annuity options described below by sending us Notice.  You can add a Joint Annuitant on the Annuity Date if he/she is a Covered Person by sending us Notice.  To receive fixed annuity payments, you must liquidate all of the assets in your Designated Account and send the proceeds to us along with a properly completed election form.

You may request monthly, quarterly, semi-annual, or annual annuity payments.  After the Annuity Date, you cannot change the annuity option or the annuity payment frequency.  We reserve the right to require that the annuity payments be in an amount no less than the Minimum Annuity Payment Amount shown on the Contract Schedule.  We send the annuity payments you, or to the person or entity you designate.

On the Maturity Date if the Designated Account Value is greater than or equal to the Required Minimum, the Selling Firm  will liquidate your Designated Account assets and send the balance to us. However, before the Selling Firm sends the Designated Account Value to us, they must confirm this transfer with you. At that time, if you choose not to allow the transfer, the contract terminates. If you allow the transfer, we make monthly fixed annuity payments under Option A if there is one Covered Person, or Option B if there are joint Covered Persons. We guarantee that this monthly fixed annuity payment will not be less than the Permitted Withdrawal Limit as of the end of the last Business Day before the Maturity Date, divided by twelve. If the Withdrawal Start Date has not occurred at this time, we calculate the Permitted Withdrawal Limit using the Benefit Base as of the end of the last Business Day before the Maturity Date and Withdrawal Percentage based on the Current Treasury Rate as of the Maturity Date.  On the Maturity Date, if your Designated Account Value is less than the Required Minimum, we contact you to discuss the options available to you.

Option A – Installments for Life
We make annuity payments during the life of the  Annuitant and the last payment is the one that is due before the Annuitant’s death.   We base installments on the purchase rate we declare.  This purchase rate will never be less than the purchase rate shown in Table 1.

Option B – Joint and Survivor Annuity
We make annuity payments during the lifetimes of the Annuitant and the Joint Annuitant. Upon the death of one Annuitant, annuity payments continue at the same amount during the lifetime of the surviving Joint Annuitant.  Annuity payments stop with the last payment that is due before the last surviving joint Annuitant’s death.  We base installments on the purchase rate we declare.  This purchase rate will never be less than the purchase rate shown in Table 2.

Guaranteed Purchase Rate Tables are shown on the Contract Schedule.

C1000-GA                                                                              12

Total Contract Charges

The Selling Firm automatically deducts Total Contract Charges from your Designated Account, or another account you designate, on each Due Date and sends them to us.  Total Contract Charges deducted from your Designated Account are not considered Excess Withdrawals or Permitted Withdrawals and do not reduce the Benefit Base.

Insurance Charges
Insurance Charges pay for the benefits provided under this contract.  The Initial Annual Insurance Charge Rates are shown on the Contract Schedule.  We reserve the right to change the Annual Insurance Charge Rate on each Quarterly Anniversary, subject to the Maximum Annual Insurance Charge Rate.  If we change the Annual Insurance Charge Rate, we send you written notice.

Administrative Charges
Administrative Charges pay for the cost of administering, distributing and maintaining this contract.  The Annual Administrative Charge Rate is shown on the Contract Schedule.

Contract Maintenance Charge
We deduct an annual Contract Maintenance Charge. This charge is shown on the Contract Schedule. We deduct the Contract Maintenance Charge on each Contract Maintenance Charge Due Date as shown on the Contract Schedule.

We do not deduct the Contract Maintenance Charge if the Designated Account Value at the time we deduct the charge is greater than or equal to the Designated Amount shown on the Contract Schedule.  If you own more than one of this contract, we use the total Designated Account Value for all of the contracts to determine if we waive this charge.  If the total Designated Account value, for all of the contracts registered under the same social security or tax identification number, is greater than or equal to the Designated Amount at the time we are to deduct the charge, we do not assess the Contract Maintenance Charge.

Payment of Total Contract Charges
Total Contract Charges are due on the Due Dates shown on the Contract Schedule.  If the Due Date is not a Business Day, then the Total Contract Charges are due on the next Business Day.  Quarterly Charges are payable in advance for each period.  A period begins on a Due Date and ends on the last Business Day before the next Due Date.

We no longer deduct the Total Contract Charges after the Benefit Determination Date or after the Annuity Date.

On each Due Date, we calculate an estimated Quarterly Charge for each Insurance Charge Allocation shown on the Contract Schedule as follows:

A x B x C x D, where:

A = The sum of the Annual Insurance Charge Rate plus the Annual Administrative Charge Rate, divided by 365.
B = The Benefit Base at the end of the prior Business Day.
C = The portion of your Designated Account value in that Insurance Charge Allocation on the Due Date divided by your total Designated Account value at the end of the Business Day before the Due Date.
D = The number of calendar days in that period.

The total estimated Quarterly Charge for a given period is equal to the sum of the estimated Quarterly Charges for each Insurance Charge Allocation.

C1000-GA                                                                              13

Total Contract Charges continued from the previous page

On the second and later Due Dates, we calculate the final Quarterly Charge for the prior period for each Insurance Charge Allocation as follows:

A x B x C, where:

A = The sum of the Annual Insurance Charge Rate plus the Annual Administrative Charge Rate, divided by 365.
B = The Benefit Base at the end of the Business Day, or at the end of the prior Business Day if the current day is not a
       Business Day.
C = The portion of your Designated Account value in that Insurance Charge Allocation divided by the total Designated
       Account value, both determined at the end of the current Business Day.

The total actual Quarterly Charge for the prior period is equal to the sum of all the actual daily Quarterly Charges for each Insurance Charge Allocation and each day in the prior period.

If the total actual Quarterly Charge for the current period is greater than the estimated Quarterly Charge paid on the prior Due Date, we increase the estimated Quarterly Charge for the next period on the Due Date by the difference.  If the actual Quarterly Charge for the prior period is less than the estimated Quarterly Charge paid on the prior Due Date, we decrease the estimated Quarterly Charge for the next period on the Due Date by the difference.

If your contract ends for any reason other than failure to pay the estimated Total Contract Charge when due, we calculate whether there has been an overpayment or underpayment of the estimated Quarterly Charge from the prior Due Date to the end of the Business Day the contract ends using the formula for calculating the final Quarterly Charge.  If this amount is positive, we send this amount to the Selling Firm, who deposits it into your Designated Account or otherwise refunds it to you.  If this amount is negative, the Selling Firm deducts it from your Designated Account and pays it to us.  If this negative amount is greater than your remaining Designated Account Value, the Selling Firm deducts the total remaining Designated Account Value and pays it to us.

We do not refund the amount of any estimated Quarterly Charge you paid in advance for the period after the Benefit Determination Date through the next Due Date.

If you begin receiving fixed annuity payments, we calculate whether there has been an overpayment or underpayment of the estimated Quarterly Charge from the prior Due Date to the Annuity Date using the formula for calculating the final Quarterly Charge.  We also assess any applicable Contract Maintenance Charge on the Annuity Date unless you qualify for a waiver.  We then either add or subtract this total amount to the Designated Account assets we received from the Selling Firm before we calculate fixed annuity payments.  If the Annuity Date is not a Due Date, we also add any estimated Quarterly Charge you paid in advance from the Annuity Date through the next Due Date to this amount before calculating your fixed annuity payments.

Grace Period
We allow a Grace Period for payment of Total Contract Charges.  The Grace Period is shown on the Contract Schedule.  If Total Contract Charges are not paid by the end of the Grace Period, this contract terminates at the end of the Grace Period. If the last day of the Grace Period is not a Business Day it terminates on the next Business Day.

C1000-GA                                                                              14

Termination

Contract Termination
This contract terminates on the earliest of the following.

•
The date you cancel this contract.  The date of cancellation is the later of the date you specify for cancellation in your Notice to us (or the next Business Day if that day if not a Business Day), or the Business Day we receive and accept such Notice.

•	The end of the Business Day you close your Designated Account with the Selling Firm.
•	The end of the Business Day that the Allocation Correction Period expires if you have not reallocated your Designated Account to be in compliance with the Program Rules.
•	The date specified in our written notice to you if the Program Sponsor no longer maintains any approved Program Rules.
•	The end of the Business Day that the Required Reallocation Period expires if you have not reallocated your Designated Account to be in compliance with the new Program Rules.
•	The end of the Business Day that the Grace Period expires and Total Contract Charges have not been paid.
•	The date any Covered Person or Annuitant is no longer the owner of, or an individual with the beneficial interest in, your Designated Account.
•	The date that your Designated Account value is reduced to zero by an Excess Withdrawal.
•	The end of the Business Day the Investment Reversal Period expires if you have not withdrawn the excess Additional Investment from your Designated Account.
•	At the end of the Business Day that occurs on or immediately before the date of death of the sole Covered Person.
•
If there are Joint Covered Persons, the contract ends at the end of the Business Day that occurs on or immediately before the date of death of the last surviving Covered Person (or the prior Business Day if that day is not a Business Day).  However, if a Joint Covered Person dies before the Benefit Determination Date or the Annuity Date and the Joint Covered Persons are not recognized as Spouses under the Federal Tax Code on the date of death, and if there is no court order or applicable law regarding division of assets upon divorce, we will terminate this contract as of the date of divorce (or the prior Business Day if that day if not a Business Day).

•	On or after the Annuity Date, the date our last annuity payment obligation is met.
•
On the Maturity Date, if your Designated Account value at the end of the prior Business Day is greater than or equal to the Required Minimum and you do not apply your entire Designated Account value to the Optional Fixed Annuity.

This contract has no cash value unless amended by any applicable rider.  Upon termination of this contract, our obligations to you cease except for any refund of overpaid Quarterly Charges or remaining Final Premium.

If we begin payment of Monthly Benefits or annuity payments, the provisions described in this contract that do not apply to our payment obligations terminate at the earliest of the Benefit Determination Date or the Annuity Date.

Right to Reinstate
You have a one-time right to reinstate this contract if we terminate it for failure to pay Total Contract Charges.  The right to reinstate is limited to the Reinstatement Period shown on the Contract Schedule.

Right to Reapply
If we terminate this contract, we will not accept an application from you until expiration of the Reapplication Wait Period shown on the Contract Schedule.    Any subsequent application for a new contract is subject to the availability of insurance and our underwriting rules in effect at that time.

Error or Incorrect Information
When an error is found or updated information has been given to us, we reserve the right to adjust, as applicable, the Insurance Charges, Administrative Charges, Benefit Base, Permitted Withdrawal Limit, Withdrawal Percentage, Maturity Date, Monthly Benefit and annuity payments for this contract based on the correct information in accordance with the terms of this contract.

C1000-GA                                                                              15

 Ownership

Change of Owner, Covered Person, or Annuitant
You may not change an Owner, Covered Person, or Annuitant without our approval.  We will not approve any change that violates any federal or state law.  The only change to Covered Person that we allow is to add a Joint Covered Person if you previously appointed only a sole Covered Person, or to remove a Joint Covered Person.  To request a change, you must send us Notice.  If there are Joint Owners, both must agree in writing to the change.  If we approve a change, it is effective as of the date we receive Notice.  We are not responsible for any tax consequences of such a change.  We are not liable for any actions taken before we receive the  Notice and approve of and record the change.  Upon the change, we issue a new Contract Schedule to reflect the change.

Divorce
If there is a divorce, you must immediately send us Notice.  We will comply with any applicable law or court order regarding this contract.  If the applicable law or the court order divides either (i) your Designated Account, or (ii) any benefit payments being made from this contract, we will issue one of the former Spouses a new contract, and we will issue a new Contract Schedule for the original contract to the other former Spouse to reflect the division and changes in the Owner, Covered Person, and Annuitant.

If there are Joint Covered Persons and there is a divorce before the Monthly Benefit Start Date, and your Designated Account value is greater than or equal to the Required Minimum, and if one Covered Person dies before we receive Notice of the divorce, this contract terminates as of the date of the divorce to comply with the Federal Tax Code.

Death of a Joint Covered Person
If a Joint Covered Person dies before the Monthly Benefit Start Date or the Annuity Date, and if the Joint Covered Persons were recognized as Spouses under the Federal Tax Code on the date of death, the surviving Joint Covered Person becomes the sole Covered Person on the date we receive due proof of death  We apply new Annual Insurance Charge Rates and Withdrawal Percentages based on a sole Covered Person beginning on the Due Date following the date we receive due proof of death of the Joint Covered Person.  However, if the Joint Covered Persons were not recognized as Spouses under the Federal Tax Code on the date of death, we terminate this contract as of the date of divorce.

Assignment of this Contract
You may not assign or transfer any ownership rights of this contract, including the right to any Monthly Benefit or annuity payment.

C1000-GA                                                                              16

General Provisions

Entire Contract
This contract, any endorsements, amendments, and any riders together are the entire contract and constitute the contract between you and us with respect to the rights and obligations described this contract.  We deem all statements made to us by any Owner, any Covered Person or any Annuitant to be representations and not warranties.

Contestability
We will not contest this contract.

Age or Gender
We may periodically require proof of any Covered Person and/or Annuitant's gender and Age.  After the Benefit Determination Date or Annuity Date, we may periodically require proof that the Covered Person or Annuitant, and if applicable the Joint Covered Person or Joint Annuitant, are still living.

If the Age or gender of a Covered Person or Annuitant is misstated at the time of application, we reserve the right to adjust, as applicable, the Insurance Charges, Benefit Base, Permitted Withdrawal Limit, Age and Treasury Based Income Percentage, Maturity Date, Monthly Benefit and annuity payments for this contract based on the correct Age or gender, in accordance with the terms of this contract. If there is any change to the amounts payable by us under this contract, we will correct the payments as follows.  If there is any underpayment, we pay the amount of the underpayment in one sum.  Any overpayment is deducted from the current or succeeding payment or payments due under this contract until fully paid.  If we issue this contract before the Minimum Age or after the Maximum Age shown on the Contract Schedule due to a misstatement of Age, we will void this contract and return the Total Contract Charges paid.

Reports to Owners
We will send you a report at the end of each calendar year.  The report includes any information that may be currently required by the insurance supervisory official of the jurisdiction in which this contract is issued.

No Dividends are Payable
This contract is issued is non-participating.  This contract does not participate in our profits or surplus, and no dividends are payable.

Who Can Make Changes in this Contract
Any changes to this contract must be in writing, signed by our President and our Secretary.

Amendments
We reserve the right to amend this contract in order to comply with changes in applicable law or to retain the qualification for treatment as an annuity, whether under state or federal law, including the following:
•	The Federal Tax Code as amended;
•	Treasury regulations under the Federal Tax Code;
•	Internal Revenue Service rulings; and
•	Any requirements imposed by the Internal Revenue Service.

Riders and endorsements that we add to this contract in order to comply with applicable tax law do not require your consent but are subject to regulatory approval.  Any such changes apply uniformly to all contracts that are affected.  We will send you written notice of such changes.

In all events, notwithstanding any other provision of this contract, we interpret and administer this contract in accordance with the Federal Tax Code.

Conformity with Law
If any provision of this contract is contrary to any applicable law, such provision is considered amended to conform to such law.

Minimum Benefits
The benefits payable for this contract are not less than the minimum benefits required by the laws of the state governing this contract.

C1000-GA                                                                              17

Deferred Fixed Annuity Contract
Allianz Life Insurance Company of North America
[5701 Golden Hills Drive]
[Minneapolis, MN 55416-1297]
[800.950.1962]

This contract guarantees payment of the Monthly Benefit to you over the life of the Covered Person in the event your Designated Account value falls below the Required Minimum before the Maturity Date and this contract is still in force.  In order to receive the full benefit of this contract, you must comply with all terms as described in this contract.

There is no cash surrender value or death benefit under this contract, unless amended by any applicable rider.  Your Designated Account is not an account of the Company, and the investments of your Designated Account are not assets of the Company.  Your Designated Account is subject to the Selling Firm’s agreement with you. This contract is nonparticipating.

In consideration of your application for and the payment of Total Contract Charges, we agree to pay to you the Monthly Benefit according to the terms of this contract. Alternatively, we agree to make annuity payments to you if you elect to apply all of your Designated Account value to purchase an Optional Fixed Annuity from the Company.

C1000-GA